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EXHIBIT 4.2

Amendment to Certificate of Designation of Series A Convertible Preferred Stock

                    Amendment to Certificate of Designation
                       After Issuance of Class or Series
                           (PURSUANT TO NRS 78.1955)

Important: Read attached instructions before completing form.
                                              ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of DesignationFor Nevada Profit Corporations(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1.      Name of corporation: ERF WIRELESS, INC.

2.      Stockholder approval pursuant to statute has been obtained.

3.      The class or series of stock being amended:

                SERIES A CONVERTIBLE PREFERRED STOCK $.001 PAR VALUE (the "Series A")

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

The Corporation increases the number of shares of preferred stock designated as Series A from Two Million Five Hundred Thousand (2,500,000) shares to Five Million (5,000,000) shares. Any shares of Series A that are either (1) converted into common stock or (2) redeemed by the Corporation may be reissued as Series
A. All other terms of the Certificate of Designation filed August 27, 2004 remain in effect and are not altered by this amendment. The holder of 100% of the issued and outstanding shares of the Series A voted in favor of this Amendment.

5.      Effective date of filing (optional)" ________________________________

6.      Officer Signature (Required): /s/ R/ Greg Smith, President

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.
Filing Fee: $175.00